Exhibit 10.5

GRANT OF STOCK OPTION AGREEMENT

THE SPECIFIC TERMS OF YOUR STOCK OPTION ARE FOUND IN THE PAGES RELATING TO THE GRANT OF STOCK OPTIONS FOUND ON MERRILL LYNCH BENEFITS WEBSITE (THE “OPTION NOTICE”) WHICH ACCOMPANIES THIS DOCUMENT. THE TERMS OF THE OPTION NOTICE ARE INCORPORATED INTO THIS GRANT OF STOCK OPTIONS.

On the Grant Date, specified in the Option Notice, Amgen Inc., a Delaware corporation (the “Company”), has granted to you, the grantee named in the Option Notice, under the plan specified in the Option Notice (the “Plan”), an option to purchase the number of shares of the $.0001 par value common stock of the Company (the “Common Stock”) specified in the Option Notice, pursuant to the terms set forth in this Stock Option Agreement, any special terms and conditions for your country set forth in the attached Appendix A and the Option Notice (together, the “Agreement”). This option is not intended to qualify and will not be treated as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (together with the regulations and other official guidance promulgated thereunder, the “Code”).

The provisions of your option are as follows:

I. Subject to the terms and conditions of the Plan and this Agreement, on each Vesting Date the number of shares of Common Stock indicated on the Vesting Schedule shall vest, provided that you have remained continuously and actively employed with the Company or an Affiliate of the Company (as defined in the Plan) through each applicable Vesting Date, unless your employment has terminated due to your Voluntary Termination (as defined in Section IV(5)) or as otherwise determined by the Company in the exercise of its discretion as provided in Section IV(6). This option may only be exercised for whole shares of the Common Stock, and the Company shall be under no obligation to issue any fractional shares of Common Stock to you. Subject to the limitations contained herein, this option shall be exercisable with respect to each installment on or after the applicable Vesting Date. Notwithstanding anything herein to the contrary, the Vesting Schedule may be accelerated (by notice in writing) by the Company in its sole discretion at any time during the term of this option. In addition, if permitted by local law, vesting may be suspended by the Company in its sole discretion during a leave of absence as provided from time to time according to Company policies and practices.

II.    (1) The per share exercise price of this option is the Grant Price as defined in the Option Notice, being not less than the fair market value of the Common Stock on the date of grant of this option.

(2) To the extent permitted by applicable statutes and regulations, payment of the exercise price per share is due in full upon exercise of all or any part of each installment which has become exercisable by you by means of (i) cash or a check, (ii) any cashless exercise procedure through the use of a brokerage arrangement approved by the Company, or (iii) any other form of legal consideration that may be acceptable to the Board or the Committee in their discretion.

(3) If at the time of exercise, the Company’s Common Stock is publicly traded and quoted regularly in the Wall Street Journal, payment of the exercise price may be made by delivery of already-owned shares of Common Stock of a value equal to the exercise price of the shares of

Common Stock for which this option is being exercised. The already-owned shares must have been owned by you for the period required to avoid adverse accounting treatment and owned free and clear of any liens, claims, encumbrances or security interests. Payment may also be made by a combination of cash and already-owned Common Stock.

Notwithstanding the foregoing, the Company reserves the right to restrict the methods of payment of the exercise price if necessary or advisable to comply with applicable law or regulation, as determined by the Company in its sole discretion.

III. Notwithstanding anything to the contrary contained herein, this option may not be exercised unless the shares issuable upon exercise of this option are then registered under the U.S. Securities Act of 1933, as amended (the “Act”), or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

IV. The term of this option commences on the Grant Date and, unless sooner terminated as set forth below or in the Plan, terminates on the seventh (7th) anniversary of the date of this option (the “Expiration Date”). This option shall terminate prior to the Expiration Date as follows: three (3) months after the termination of your employment with the Company or an Affiliate of the Company (as defined in the Plan) for any reason or for no reason, including if your employment is terminated by the Company or an Affiliate without cause, or in the event of any other termination of your employment caused directly or indirectly by the Company or an Affiliate, unless:

(1) such termination of your employment is due to your Permanent and Total Disability (as defined below), in which case the option shall terminate on the earlier of the Expiration Date or five (5) years after termination of your employment and the Vesting Schedule of the unvested portions of the option will be accelerated to vest, subject to your execution of a general release and waiver in a form provided by the Company, as of the day preceding such termination of your employment with respect to the option, except that if the option was granted in the calendar year in which such termination occurs, the option will be accelerated to vest with respect to a number of shares equal to the number of shares subject to the option multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12);

(2) such termination of your employment is due to your death, in which case the option shall terminate on the earlier of the Expiration Date or five (5) years after your death and the Vesting Schedule of the unvested portion of the option will be accelerated to vest as of the day preceding your death with respect to the option, except that if the option was granted in the calendar year in which your death occurs the option will be accelerated to vest with respect to a number of shares equal to the number of shares subject to the option multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12);

(3) during any part of such three (3) month period, this option is not exercisable solely because of the condition set forth in Section III above, in which event this option shall not terminate until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your employment;

(4) exercise of this option within three (3) months after termination of your employment with the Company or with an Affiliate would result in liability under Section 16(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), in which case this option will terminate on the earlier of: (i) the tenth (10th) day after the last date upon which exercise would result in such liability; (ii) six (6) months and ten (10) days after the termination of your employment with the Company or an Affiliate; or (iii) Expiration Date;

(5) such termination of your employment is due to your voluntary termination (and such voluntary termination is not the result of Permanent and Total Disability (as defined below)) after you are at least sixty five (65) years of age, or after you are at least fifty-five (55) years of age and have been an employee of the Company and/or an Affiliate of the Company for at least ten (10) consecutive years (“Voluntary Termination”), in which case this option shall terminate on the earlier of the Expiration Date or five (5) years after termination of your employment and the unvested portions of this option will become exercisable pursuant to the Vesting Schedule without regard to your Voluntary Termination of your employment prior to the Vesting Date, subject to your execution of a general release and waiver in a form provided by the Company, with respect to the option, except that if the option was granted in the calendar year in which your Voluntary Termination occurs, the option will become exercisable pursuant to the Vesting Schedule only with respect to a number of shares equal to the number of shares subject to the option multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12); or

(6) the Company determines, in its sole discretion at any time during the term of this option, in writing, to otherwise extend the period of time during which this option will vest and may be exercised after termination of your employment.

However, in any and all circumstances and except to the extent the Vesting Schedule has been accelerated by the Company in its sole discretion during the term of this option or as a result of your Permanent and Total Disability or death as provided in Sections IV(1) or IV(2) above, respectively, as a result of your Voluntary Termination as provided in Section IV(5) above or as otherwise determined by the Company in the exercise of its discretion as provided in Section IV(6) above, this option may be exercised following termination of your employment only as to that number of shares as to which it was exercisable on the date of termination of your employment under the provisions of Section I of this option. For purposes of this option, (i) “termination of your employment” shall mean the last date you are either an active employee of the Company or an Affiliate or actively engaged as a consultant or director to the Company or an Affiliate, and (ii) “Permanent and Total Disability” shall have the meaning ascribed to such term under Section 22(e)(3) of the Code and with such permanent and total disability being certified prior to termination of your employment by (i) the Social Security Administration, (ii) the comparable governmental authority applicable to an Affiliate of the Company, (iii) such other body having the relevant decision-making power applicable to an Affiliate of the Company, or (iv) an independent medical advisor appointed by the Company in its sole discretion, as applicable, in any such case.

V.    (1) To the extent specified above, this option may be exercised by delivering a Notice of Exercise of Stock Option form in person, by mail, via electronic mail or facsimile or by other authorized method, together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require pursuant to sub-section 5(f) of the Plan.

(2) Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax Obligations”), you acknowledge that the ultimate liability for all Tax Obligations is and remains your responsibility and may exceed the amount actually withheld by the Company and/or your Employer. You further acknowledge that the Company and/or your Employer: (a) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the option grant, including, but not limited to, the grant, vesting or exercise of the option, the subsequent sale of shares of Common Stock acquired pursuant to such exercise and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the option to reduce or eliminate your liability for Tax Obligations or achieve any particular tax result. Furthermore, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay or make adequate arrangements satisfactory to the Company and/or your Employer to satisfy all Tax Obligations. In this regard, you authorize the Company and/or your Employer, or their respective agents, at their discretion, to satisfy all applicable Tax Obligations by one or a combination of the following:

(a) withholding from your wages or other cash compensation paid to you by the Company and/or your Employer; or

(b) withholding from proceeds of the sale of shares of Common Stock acquired upon exercise of the option either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization).

To avoid adverse accounting treatment, the Company may withhold or account for Tax Obligations not to exceed the applicable minimum statutory withholding rates or other applicable withholding rates.

Finally, you shall pay to the Company or your Employer any amount of Tax Obligations that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. You agree to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section V. Notwithstanding anything to the contrary contained herein, the Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax Obligations.

VI. This option is not transferable, except by will or the laws of descent and distribution, and is exercisable during your life only by you except if you have named a Trust (as defined in the Plan) as beneficiary of this option, this option may be exercised by the Trust after your death.

VII. Any notices provided for in this option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the address specified above or at such other address as you hereafter designate by written notice to the Secretary of the Company.

VIII. This option is subject to all the provisions of the Plan and its provisions are hereby made a part of this option, including without limitation the provisions of Section 5 of the Plan relating to option provisions, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this option and those of the Plan, the provisions of the Plan shall control.

IX. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this option by and among, as applicable, your Employer, the Company, or Affiliates of the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (to the extent permitted under applicable local law) or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all equity compensation or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to Merrill Lynch Bank & Trust Co., FSB, or any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere including outside the European Economic Area, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize your Employer, the Company, Affiliates of the Company, Merrill Lynch Bank & Trust Co., FSB, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering, and managing your participation in the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to any other broker, escrow agent or other third party with whom the shares received upon exercise of this option may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

X. The terms of this option shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that arises hereunder, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of the State of Delaware, or the federal courts for the United States for the federal district located in the State of Delaware, and no other courts, where this option is made and/or to be performed.

XI. Notwithstanding any provision of this option to the contrary, if you are employed outside the United States by the Company or an Affiliate, are subject to the laws of any foreign jurisdiction, or relocate to one of the countries included in the attached Appendix A (which constitutes a part of this Agreement), the option granted hereunder shall be subject to any special terms and conditions for your country set forth in Appendix A and the following additional terms and conditions:

a.	the terms and conditions of this option, including Appendix A, are deemed modified to the extent necessary or advisable to comply with applicable foreign laws or facilitate the administration to the Plan;

b.	if applicable, the effectiveness of this option is conditioned upon its compliance with any applicable foreign laws, regulations, rules or local governmental regulatory exemption and subject to receipt of any required foreign regulatory approvals; and

c.	the Company may take any other action before or after the date of this option that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

Notwithstanding the foregoing, the Company may not take any actions hereunder, that would violate the Act, the Exchange Act, the Code, or any other securities or tax or other applicable law or regulation. Notwithstanding anything to the contrary contained herein, the shares issuable upon exercise of this option shall not be issued unless such shares are then registered under the Act, or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act.

XII. In accepting this option, you acknowledge that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(2) the grant of this option is voluntary and occasional and does not create any contractual or other right to receive future awards of options, or benefits in lieu of options even if options have been awarded repeatedly in the past;

(3) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(4) your participation in the Plan is voluntary;

(5) for labor law purposes, options are an extraordinary item that do not constitute compensation of any kind for services of any kind rendered to the Company or to your Employer, and the grant of this option is outside the scope of your employment contract, if any;

(6) for labor law purposes, the grant of options and the underlying shares of Common Stock are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payment and in no event shall be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate of the Company;

(7) the grant of options and the underlying shares of Common Stock are not intended to replace any pension rights or compensation;

(8) neither the grant of options nor any provision of this option, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate of the Company;

(9) in the event that you are not an employee of the Company or any Affiliate of the Company, options shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate of the Company;

(10) the future value of the underlying shares is unknown and cannot be predicted with certainty;

(11) if the underlying shares of Common Stock do not increase in value, this option will have no value; if you exercise this option and obtain shares of Common Stock, the value of those shares acquired upon exercise may increase or decrease in value, even below the Grant Price per share;

(12) in consideration of the grant of this option, no claim or entitlement to compensation or damages arises from forfeiture of options resulting from termination of your employment by the Company or an Affiliate of the Company (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(13) in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive options and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law). Your right, if any, to exercise the options after termination of employment will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of your option grant;

(14) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock; and

(15) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

XIII. If one or more of the provisions of this option shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this option to be construed so as to foster the intent of this option and the Plan.

XIV. If you have received this option or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

XV. This option is not intended to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, but rather is intended to be exempt from the application of Code Section 409A. To the extent that this option is nevertheless deemed to be subject to Code Section 409A for any reason, this option shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision herein to the contrary, in the event that following the Grant Date, the Committee (as defined in the Plan) determines that this option may be or become subject to Code Section 409A, the Committee may adopt such amendments to the Plan and/or this option or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Plan and/or this option from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this option, or (b) comply with the requirements of Code Section 409A.

XVI. By electing to accept this option, you acknowledge receipt of this option and hereby confirm your understanding that the terms set forth in this option constitute, subject to the terms of the Plan, which terms shall control in the event of any conflict between the Plan and this option, the entire agreement and understanding of the parties with respect to the matters contained herein and supersede any and all prior agreements, arrangements and understandings, both oral and written, between the parties concerning the subject matter of this option. The Company may, in its sole discretion, decide to deliver any documents related to options awarded under the Plan or future option that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

XVII. The Company reserves the right to impose other requirements on your participation in the Plan, on this option and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Very truly yours,

AMGEN INC.

By
Duly authorized on behalf of the Board of Directors

RESTRICTED STOCK UNIT AGREEMENT

THE SPECIFIC TERMS OF YOUR GRANT OF RESTRICTED STOCK UNITS ARE FOUND IN THE PAGES RELATING TO THE GRANT OF RESTRICTED STOCK UNITS FOUND ON MERRILL LYNCH BENEFITS WEBSITE (THE “RSU NOTICE”) WHICH ACCOMPANIES THIS DOCUMENT. THE TERMS OF THE RSU NOTICE ARE INCORPORATED INTO THIS RESTRICTED STOCK UNIT AGREEMENT.

On the Grant Date specified in the RSU Notice, Amgen Inc., a Delaware corporation (the “Company”), has granted to you, the grantee named in the RSU Notice, under the plan specified in the RSU Notice (the “Plan”), the Number of Units with respect to the number of shares of the $.0001 par value common stock of the Company (the “Common Stock”) specified in the RSU Notice, on the terms and conditions set forth in this Restricted Stock Unit Agreement, any special terms and conditions for your country set forth in the attached Appendix A and the RSU Notice (together, the “Agreement”). The Units shall constitute stock bonuses under Sections 7 and 10(d) of the Plan, which is incorporated herein by reference. Capitalized terms not defined herein shall have the meanings assigned to such terms in the Plan.

I. Vesting Schedule and Termination of Units.

a.	General. Subject to the terms and conditions of this Agreement, on each Vesting Date, the Number of Units indicated on the Vesting Schedule shall vest, provided that you have remained continuously and actively employed with the Company or an Affiliate of the Company (as defined in the Plan) through each applicable Vesting Date, unless your employment has terminated due to your Voluntary Termination (as defined in paragraph (d) of this Section I below) or as otherwise determined by the Company in the exercise of its discretion as provided in paragraph (e) of this Section I. The Units represent an unfunded, unsecured promise by the Company to deliver shares of Common Stock. Only whole shares of Common Stock shall be issued upon vesting of the Units, and the Company shall be under no obligation to issue any fractional shares of Common Stock to you. If your employment with the Company or an Affiliate of the Company is terminated for any reason or for no reason, including if your active employment is terminated by the Company or an Affiliate without cause, or in the event of any other termination of your active employment caused directly or indirectly by the Company or an Affiliate, except as otherwise provided in paragraphs (b), (c), (d) or (e) of this Section I below, your unvested Units shall automatically expire and terminate on the date of termination of your employment. Notwithstanding anything herein to the contrary, the Vesting Schedule may be accelerated (by notice in writing) by the Company in its sole discretion at any time during the term of the Unit. In addition, if permitted under local law, vesting may be suspended by the Company in its sole discretion during a leave of absence as provided from time to time according to Company policies and practices.

b.

Permanent and Total Disability. Notwithstanding the provisions in paragraph (a) above, if your employment with the Company or an Affiliate of the Company terminates due to your Permanent and Total Disability (as defined below), then the vesting schedule of unvested portions of Units granted under this Agreement will be accelerated, subject to your execution of a general release and waiver in a form provided by the Company, to vest as of the day preceding such termination of your employment with respect to all Units granted hereunder, except that if the Units were granted in the calendar year in which such termination occurs, the Units will be accelerated to vest with respect to a number of Units equal to the number of Units subject to this Agreement multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12).

c.	Death. Notwithstanding the provisions in paragraph (a) above, if your employment with the Company or an Affiliate of the Company terminates due to your death, then the vesting schedule of unvested portions of Units granted under this Agreement will be accelerated to vest as of the day preceding your death with respect to all Units granted hereunder, except that if the Units were granted in the calendar year in which your death occurs the Units will be accelerated to vest with respect to a number of Units equal to the number of Units subject to this Agreement multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12).

d.	Retirement. Notwithstanding the provisions in paragraph (a) above, if you terminate your employment with the Company or an Affiliate of the Company due to your voluntary termination (and such voluntary termination is not the result of Permanent and Total Disability (as defined below)) after you are at least sixty-five (65) years of age, or after you are at least fifty-five (55) years of age and have been an employee of the Company and/or an Affiliate of the Company for at least ten (10) consecutive years (“Voluntary Termination”), then the Units will vest pursuant to the Vesting Schedule without regard to the termination of employment prior to the Vesting Date, subject to your execution of a general release and waiver in a form provided by the Company, with respect to all Units granted hereunder, except that if the Units were granted in the calendar year in which such termination occurs, the Units will vest pursuant to the Vesting Schedule provided in the RSU Notice only with respect to a number of Units equal to the number of Units subject to this Agreement multiplied by a fraction, the numerator of which is the number of complete months you remained continuously and actively employed during such calendar year, and the denominator of which is twelve (12).

e.	Continued Vesting. Notwithstanding the provisions in paragraph (a) above, the Company may in its sole discretion at any time during the term of this Agreement, in writing, otherwise provide that the Units will vest pursuant to the Vesting Schedule without regard to the termination of employment prior to the Vesting Date, subject to any terms and conditions that the Company may determine.

For purposes of this Agreement, (i) “termination of your employment” shall mean the last date that you are either an active employee of the Company or an Affiliate or actively engaged as a consultant or director of the Company or an Affiliate, and (ii) “Permanent and Total Disability” shall have the meaning ascribed to such term under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (together with the regulations and other official guidance promulgated thereunder, the “Code”) and with such permanent and total disability being certified prior to termination of your employment by (i) the Social Security Administration, (ii) the comparable governmental authority applicable to an Affiliate of the Company, (iii) such other body having the relevant decision-making power applicable to an Affiliate of the Company, or (iv) an independent medical advisor appointed by the Company in its sole discretion, as applicable, in any such case. Units that remain unvested as of the date of termination of your employment shall expire and terminate on the date of termination of your employment.

II. Form and Timing of Payment. Subject to satisfaction of tax or similar obligations as provided for in Section III, any vested Units shall be paid by the Company in shares of Common Stock (on a one-to-one basis) on, or as soon as practicable after, the applicable Vesting Date (which, for purposes of this Section II, includes the date of any accelerated vesting under Sections I(b), (c), (d) or (e) above); provided, however, that in no event shall the payment be made after the close of your taxable year which includes the applicable Vesting Date or, if later, after the 15th day of the third calendar month following the applicable Vesting Date. Shares of Common Stock issued in respect of a Unit shall be deemed to be issued in consideration of past services actually rendered by you to the Company or an Affiliate or for its benefit for which you have not previously been compensated or for future services to be rendered, as the case may be, which the Company deems to have a value at least equal to the aggregate par value thereof.

III. Tax Withholding; Issuance of Certificates. Regardless of any action the Company or your actual employer (the “Employer”) takes with respect to any or all income tax (including federal, state and local taxes), social insurance, payroll tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax Obligations”), you acknowledge that the ultimate liability for all Tax Obligations is and remains your responsibility and may exceed the amount actually withheld by the Company and/or your Employer. You further acknowledge that the Company and/or your Employer (i) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Units, including the grant of the Units, the vesting of Units, the conversion of the Units into shares or the receipt of an equivalent cash payment, the subsequent sale of any shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate your liability for Tax Obligations or achieve any particular tax result. Furthermore, if you become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, you acknowledge that the Company and/or your Employer (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, you shall pay, or make adequate arrangements satisfactory to the Company or to your Employer (in their sole discretion) to satisfy all Tax Obligations. In this regard, you authorize the Company and/or your Employer or their respective agents, at their discretion, to satisfy all applicable Tax Obligations by one or a combination of the following:

(a) withholding from your wages or other cash compensation paid to you by the Company and/or your Employer; or

(b) withholding from proceeds of the sale of shares of Common Stock acquired upon vesting or payment of the Units either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(c) withholding in shares of Common Stock to be issued upon vesting or payment of the Units, provided that the Company and your Employer shall only withhold an amount of shares of Common Stock with a fair market value equal to the Tax Obligations.

To avoid adverse accounting treatment, the Company may withhold or account for Tax Obligations not to exceed the applicable minimum statutory withholding rates or other applicable withholding rates. If the Tax Obligations are satisfied by withholding in shares of Common Stock, for tax purposes, you are deemed to have been issued the full number of shares of Common Stock subject to the vested Units, notwithstanding that a number of the shares of Common Stock is held back solely for the purpose of paying the Tax Obligations due as a result of any aspect of your participation in the Plan (any shares of Common Stock withheld by the Company hereunder shall not be deemed to have been issued by the Company for any purpose under the Plan and shall remain available for issuance thereunder).

Finally, you shall pay to the Company or your Employer any amount of Tax Obligations that the Company or your Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. You agree to take any further actions and execute any additional documents as may be necessary to effectuate the provisions of this Section III. Notwithstanding Section II above, the Company may refuse to issue or deliver the shares or the proceeds of the sale of shares of Common Stock if you fail to comply with your obligations in connection with the Tax Obligations.

IV. Transferability. No benefit payable under, or interest in, this Agreement or in the shares of Common Stock that are scheduled to be issued to you hereunder shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any such attempted action shall be void and no such benefit or interest shall be, in any manner, liable for, or subject to, your or your beneficiary’s debts, contracts, liabilities or torts; provided, however, nothing in this Section IV shall prevent transfer (i) by will or (ii) by applicable laws of descent and distribution.

V. Notices. Any notices provided for in this Agreement or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at such address as is currently maintained in the Company’s records or at such other address as you hereafter designate by written notice to the Secretary of the Company.

VI. Plan. This Agreement is subject to all the provisions of the Plan, which provisions are hereby made a part of this Agreement, including without limitation the provisions of Section 7 of the Plan relating to stock bonuses, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

VII. Governing Law. The terms of this Agreement shall be governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws. For purposes of litigating any dispute that arises hereunder, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the courts of the State of Delaware, or the federal courts for the United States for the federal district located in the State of Delaware, and no other courts, where this Agreement is made and/or to be performed.

VIII. Code Section 409A. The time and form of payment of the Units is intended to comply with the requirements of Code Section 409A and this Agreement shall be interpreted in accordance with Code Section 409A and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision herein to the contrary, in the event that following the Grant Date, the Committee (as defined in the Plan) determines that it may be necessary or appropriate to do so, the Committee may adopt such amendments to the Plan and/or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the Plan and/or the Units from the application of Code Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to this option, or (b) comply with the requirements of Code Section 409A.

IX. Acknowledgement. By electing to accept this Agreement, you acknowledge receipt of this Agreement and hereby confirm your understanding that the terms set forth in this Agreement constitute, subject to the terms of the Plan, which terms shall control in the event of any conflict between the Plan and this Agreement, the entire agreement and understanding of the parties with respect to the matters contained herein and supersede any and all prior agreements, arrangements and understandings, both oral and written, between the parties concerning the subject matter of this Agreement. The Company may, in its sole discretion, decide to deliver any documents related to Units awarded under the

Plan or future Units that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

X. Acknowledgment of Nature of Plan and Units. In accepting this Agreement, you acknowledge that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

(2) the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Units, or benefits in lieu of Units even if Units have been awarded repeatedly in the past;

(3) all decisions with respect to future awards, if any, will be at the sole discretion of the Company;

(4) your participation in the Plan is voluntary;

(5) for labor law purposes, Units are an extraordinary item that do not constitute wages of any kind for services of any kind rendered to the Company or to your Employer, and the grant of Units is outside the scope of your employment contract, if any;

(6) for labor law purposes, the grant of Units and the shares of Common Stock subject to the Units are not part of normal or expected wages or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, holiday pay, long-service awards, pension or retirement benefits or similar payments;

(7) the grant of Units and the shares of Common Stock subject to the Units are not intended to replace any pension rights or compensation;

(8) neither the grant of Units nor any provision of this Agreement, the Plan or the policies adopted pursuant to the Plan confer upon you any right with respect to employment or continuation of current employment and shall not be interpreted to form an employment contract or relationship with the Company or any Affiliate of the Company;

(9) the future value of the underlying shares is unknown and cannot be predicted with certainty;

(10) in consideration of the grant of Units hereunder, no claim or entitlement to compensation or damages arises from termination of Units, and no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from termination of your employment by the Company or an Affiliate of the Company (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and your Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, you shall be deemed irrevocably to have waived your entitlement to pursue such claim;

(11) in the event of termination of your employment (whether or not in breach of local labor laws), your right to receive Units and vest under the Plan, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Company shall have the exclusive discretion to determine when you are no longer actively employed for purposes of your grant;

(12) the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying shares of Common Stock; and

(13) you are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

XVIII. Compliance with Laws. Notwithstanding any provision of this Agreement to the contrary, if you are employed outside the United States by the Company or an Affiliate, are subject to the laws of any foreign jurisdiction, or relocate to one of the countries included in the attached Appendix A (which constitutes a part of this Agreement), the Units granted hereunder shall be subject to any special terms and conditions for your country set forth in Appendix A and to the following additional terms and conditions:

a.	the terms and conditions of this Agreement, including Appendix A, are deemed modified to the extent necessary or advisable to comply with applicable foreign laws or facilitate the administration of the Plan;

b.	if applicable, the effectiveness of your award of Units is conditioned upon its compliance with any applicable foreign laws, regulations, rules or local governmental regulatory exemption and subject to receipt of any required foreign regulatory approvals;

c.	to the extent necessary to comply with applicable foreign laws, the payment of any earned Units shall be made in cash or Common Stock, at the Company’s election; and

d.	the Company may take any other action, before or after an award of Units is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals.

Notwithstanding the foregoing, the Company may not take any actions hereunder, that would violate the U.S. Securities Act of 1933, as amended (the “Act”), the U.S. Securities Exchange Act of 1934, as amended, the Code, or any other securities or tax or other applicable law or regulation. Notwithstanding anything to the contrary contained herein, the shares issuable upon vesting of the Unit shall not be issued unless such shares are then registered under the Act, or, if such shares are not then so registered, the Company has determined that such vesting and issuance would be exempt from the registration requirements of the Act.

XII. Data Privacy and Notice of Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, your Employer, the Company, and Affiliates of the Company for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and your Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number (to the extent permitted under applicable local law) or other identification number, salary, nationality, job title, residency status, any shares of stock or directorships held in the Company, details of all equity compensation or any other entitlement to shares awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to Merrill Lynch Bank & Trust Co., FSB, or any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, including outside the European Economic Area and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize your Employer, the Company, Affiliates of the Company, Merrill Lynch Bank & Trust Co., FSB, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing your participation in the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to any other broker, escrow agent or other third party with whom the shares received upon vesting of the Units may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

XIII. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

XIV. Language. If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

XV. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan, on the Units and on any shares of Common Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Very truly yours, AMGEN INC.

By:
Name:
Title:

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF THE

AMENDED AND RESTATED 1991 EQUITY INCENTIVE PLAN

AMGEN INC. AMENDED AND RESTATED 1999 EQUITY INCENTIVE PLAN

AMGEN INC. AMENDED AND RESTATED 1999 INCENTIVE STOCK PLAN

GRANT OF STOCK OPTION, RESTRICTED STOCK UNITS AND/OR PERFORMANCE

UNITS

(NON-U.S.)

TERMS AND CONDITIONS

This Appendix includes additional terms and conditions that govern any option to purchase shares of Common Stock (“Option”), Restricted Stock Units (“RSUs”) and Performance Units (any of the above individually, a “Stock Award”; collectively, “Stock Awards”) under the Plan if, under applicable law, you are a resident of, or are deemed to be a resident of one of the countries listed below. Furthermore, the additional terms and conditions that govern any Stock Award granted hereunder may apply to you if you relocate to one of the countries listed below. Certain capitalized terms used but not defined in this Appendix A shall have the meanings set forth in the Plan and/or the agreement relating to the grant of Options (the “Option Agreement”), Units (the “RSU Agreement”) or Performance Units (the “Performance Unit Agreement”, and collectively with the Option Agreement and the RSU Agreement, the “Agreements”), as applicable to which this Appendix is attached.

NOTIFICATIONS

This Appendix also includes notifications relating to exchange control and other issues of which you should be aware with respect to your participation in the Plan. The information is based on the exchange control, securities and other laws in effect in the countries to which this Appendix refers as of October 1, 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the notifications herein as the only source of information relating to the consequences of your participation in the Plan because the information may be outdated when you acquire shares of Common Stock under the Plan, or when you subsequently sell shares of Common Stock acquired under the Plan.

In addition, the notifications are general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation. Finally, if you are a citizen or resident of a country other than the one in which you are currently working, the information contained herein may not be applicable to you or you may be subject to the provisions of one or more jurisdictions.

APPENDIX A-1

AUSTRALIA

TERMS AND CONDITIONS

RSUs and Performance Units Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Agreements, the award of RSUs or Performance Units does not provide any right for you to receive a cash payment and shall be paid in shares of Common Stock only.

AUSTRIA

NOTIFICATIONS

Consumer Protection Notification. You may be entitled to revoke acceptance of any Stock Awards granted under the Plan on the basis of the Austrian Consumer Protection Act (the “Act”) under the conditions listed below, if the Act is considered to be applicable to the Agreements and the Plan:

(i)	If you accept a Stock Award outside the business premises of the Company, you may be entitled to revoke your acceptance of the Stock Award, provided the revocation is made within one (1) week after such acceptance of a Stock Award.

(ii)	The revocation must be in written form to be valid. It is sufficient if you return the applicable Agreement to the Company or the Company’s representative with language which can be understood as a refusal to conclude or honor the applicable Agreement, provided the revocation is sent within the period discussed above.

Exchange Control Notification. When you sell shares of Common Stock acquired under the Plan, there may be exchange control obligations if the cash proceeds are held outside of Austria. If the transaction volume of all accounts abroad exceeds €3,000,000, the movements and balances of all accounts must be reported monthly, as of the last day of the month, on or before the 15th day of the following month, on the prescribed form (Meldungen SI-Forderungen und/oder SI-Verpflichtungen).

BELGIUM

TERMS AND CONDITIONS

Tax Considerations. Any Option granted hereunder must be accepted in writing within 60 days of the offer (and will be subject to taxation on the 60th day following the offer date of the Option, the offer date being defined as the date on which these documents have been sent to you). If you do not accept the Option in writing within 60 days of the offer, you will be deemed to have refused the grant. Please refer to the Option acceptance letter that you will receive along with the applicable Agreement for a more detailed description of the tax consequences of choosing to accept the option. You should consult your personal tax advisor regarding completion of the additional forms.

APPENDIX A-2

NOTIFICATIONS

Tax Reporting Notification. You are required to report any taxable income attributable to any Option granted hereunder on your annual tax return. You are also required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

CANADA

TERMS AND CONDITIONS

Form of Payment. Due to legal restrictions in Canada, you are prohibited from surrendering shares of the Company’s Common Stock that you already own or attesting to the ownership of shares of Common Stock to pay the exercise price or any Tax Obligations in connection with the Option.

Termination of Employment. Section XII(12) of the Option Agreement, Section X(11) of the RSU Agreement and Section VIII(10) of the Performance Units Agreement are amended to read as follows:

In the event of involuntary termination of your employment (whether or not in breach of local labor laws), your right to receive any Stock Awards and vest under the Plan, if any, will terminate effective as of the date that is the earlier of: (1) the date you receive notice of termination of employment from the Company or your Employer, or (2) the date you are no longer actively employed by the Company or your Employer regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law). Your right, if any, to acquire shares of Common Stock pursuant to a Stock Award after termination of employment will be measured by the date of termination of your active employment and will not be extended by any notice period mandated under local law; the Committee shall have the exclusive discretion to determine when you are no longer employed for purposes of your Stock Award grants.

The following provisions will apply to you if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this agreement, as well as all documents, notices, and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procédures judiciaries intentées, directement ou indirectement, relativement à ou suite à la présente convention.

Data Privacy Notice and Consent. This provision supplements Section IX of the Option Agreement, Section XII of the RSU Agreement and Section XIII of the Performance Units Agreement:

You hereby authorize the Company and the Company’s representative to discuss with and obtain all relevant information from all personnel (professional or not) involved in the administration and operation of the Plan. You further authorize the Company and the Employer to disclose and discuss your participation in the Plan with their advisors. You also authorize the Company and the Employer to record such information and keep it in your employee file.

APPENDIX A-3

CZECH REPUBLIC

NOTIFICATIONS

Exchange Control Notification. Proceeds from the sale of shares of Common Stock may be held in a cash account abroad and you are no longer required to report the opening and maintenance of a foreign account to the Czech National Bank (the “CNB”), unless the CNB notifies you specifically that such reporting is required. Upon request of the CNB, you may need to file a notification within 15 days of the end of the calendar quarter in which you acquire shares of Common Stock.

DENMARK

NOTIFICATIONS

Exchange Control Information. If you establish an account holding shares or an account holding cash outside Denmark, you must report the account to the Danish Tax Administration. The form which should be used in this respect can be obtained from a local bank. (These obligations are separate from and in addition to the obligations described below.)

Securities/Tax Reporting Information. If you hold shares of Common Stock acquired under the Plan in a brokerage account with a broker or bank outside Denmark, you are required to inform the Danish Tax Administration about the account. For this purpose, you must file a Form V (Erklaering V) with the Danish Tax Administration. The Form V must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form V, the broker or bank undertakes to forward information to the Danish Tax Administration concerning the shares in the account without further request each year. By signing the Form V, you authorize the Danish Tax Administration to examine the account.

In addition, if you open a brokerage account (or a deposit account with a U.S. bank) for the purpose of holding cash outside Denmark, you are also required to inform the Danish Tax Administration about this account. To do so, you must file a Form K (Erklaering K) with the Danish Tax Administration. The Form K must be signed both by you and by the applicable broker or bank where the account is held. By signing the Form K, the broker/bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the account. By signing the Form K, you authorize the Danish Tax Administration to examine the account.

If you exercise an Option by means of the cashless method of exercise, you are not required to file a Form V because you will not hold any shares of Common Stock. However, if you open a deposit account with a foreign broker or bank to hold the cash proceeds, you are required to file a Form K as described above.

HONG KONG

NOTIFICATIONS

Securities Law Notification. The offer of a Stock Award subject to the terms and conditions of the Plan and the applicable Agreement, including this Appendix, does not constitute a public offering of securities, and it is available only to employees, directors and consultants of the Company and its Affiliates.

APPENDIX A-4

Please be aware that the contents of the applicable Agreement, including this Appendix, and the Plan have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to any Stock Award granted hereunder and the Plan. If you are in any doubt about any of the contents of the applicable Agreement, including this Appendix, or the Plan, you should obtain independent professional advice.

INDIA

TERMS AND CONDITIONS

Option Exercise Restriction. Due to legal restrictions in India, you will not be permitted to pay the exercise price for shares of Common Stock subject to any Option granted hereunder by a cashless “sell-to-cover” procedure, under which method a number of shares of Common Stock with a value sufficient to cover the exercise price, brokerage fees and any applicable Tax Obligations would be sold upon exercise and you would receive only the remaining shares of Common Stock subject to the exercised Option. The Company reserves the right to permit this procedure for payment of the exercise price in the future, depending on the development of local law.

Fringe Benefit Tax Obligation. This provision supplements Section V of the Option Agreement, Section III of the RSU Agreement and Section V of the Performance Units Agreement:

Effective for any Stock Awards granted to you on or after October 1, 2008, by accepting the Stock Award, you consent and agree to assume liability for any fringe benefit tax (“FBT”) that may be payable by the Company and/or the Employer in connection with the Stock Award. You understand that the grant of any Stock Awards on or after October 1, 2008 is contingent upon your agreement to assume liability for FBT payable on the Stock Awards. Further, by accepting any Stock Awards granted on or after October 1, 2008, you agree that the Company and/or the Employer may collect the FBT from you by any of the means set forth, as applicable, in Section V(2) of the Option Agreement, Section III of the RSU Agreement and/or Section V of the Performance Units Agreement, or by any other reasonable method established by the Company. You also agree to execute promptly any other consents or elections required to accomplish the foregoing, upon request of the Company.

You understand that, for any Option granted hereunder, the FBT will be calculated based on the difference between the exercise price and the fair market value (as determined under Indian law) of the underlying shares of Common Stock at the time of vesting. Therefore, no FBT will be due if the Option is not “in-the-money” at vesting. On the other hand, if the Option is in-the-money at vesting and the fair market value of the shares of Common Stock decreases between vesting and exercise, you will be liable for FBT on a greater amount than the benefit you will receive at exercise.

NOTIFICATIONS

Exchange Control Notification. If you remit funds out of India to purchase shares of Common Stock at exercise of any Option granted hereunder, you are responsible for complying with applicable exchange control regulations.

You must repatriate the proceeds from the sale of shares of Common Stock acquired under the Plan and any dividends received in relation to the shares of Common Stock to India within 90 days after receipt. You must maintain the foreign inward remittance certificate received from the

APPENDIX A-5

bank where the foreign currency is deposited in the event that the Reserve Bank of India or your Employer requests proof of repatriation.

IRELAND

TERMS AND CONDITIONS

Restriction on Type of Shares Issued to Directors. Due to legal restrictions in Ireland, any Stock Awards granted hereunder to a director or shadow director1 of an Irish Affiliate may only be granted in respect of newly issued shares of Common Stock. In no event may treasury shares be issued to a director or shadow director of an Irish Affiliate in connection with the exercise of an option under the Plan.

Nature of Agreement. This provision supplements Section XII of the Option Agreement, Section X of the RSU Agreement and Section VIII of the Performance Units Agreement:

In accepting any Stock Awards granted hereunder, you acknowledge your understanding and agreement that the benefits received under the Plan will not be taken into account for any redundancy or unfair dismissal claim.

NOTIFICATIONS

Director Notification Requirements. If you are a director, shadow director or secretary of an Irish Affiliate, you must notify the Irish Affiliate in writing within five (5) business days of receiving or disposing of an interest in the Company (e.g., an Option or shares of Common Stock) in the Company, or within five (5) business days of becoming aware of the event giving rise to the notification requirement, or within five (5) business days of becoming a director or secretary if such an interest exists at the time. This notification requirement also applies with respect to the interests of a spouse or minor children (whose interests, if any, will be attributed to the director, shadow director or secretary).

ITALY

TERMS AND CONDITIONS

Option Cashless Exercise Restriction. Due to legal restrictions in Italy, you will be required to pay the exercise price for any shares of Common Stock subject to an Option granted hereunder by a cashless sell-all exercise, such that all shares will be sold immediately upon exercise and the cash proceeds of sale, less the exercise price, any Tax Obligations and broker’s fees or commissions, will be remitted to you. The Company reserves the right to provide additional methods of exercise depending on local developments.

Data Privacy Consent. The following provision replaces Section IX of the Option Agreement, Section XII of the RSU Agreement and Section XIII of the Performance Units Agreement:

You hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of your personal data as described herein by and among, as

[1]	A shadow director is an individual who is not on the board of directors of the Irish Affiliate but who has sufficient control such that the board of directors of the Irish Affiliate acts in accordance with the directions or instructions of the individual.

APPENDIX A-6

applicable, the Employer, the Company and any Affiliate for the exclusive purpose of implementing, administering, and managing your participation in the Plan.

You understand that your Employer, the Company and any Affiliate may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance (to the extent permitted under Italian law) or other identification number, salary, nationality, job title, any shares or directorships held in the Company or any Affiliate, details of all option granted, or any other entitlement to shares of Common Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, managing and administering the Plan (“Data”).

You also understand that providing the Company with Data is necessary for the performance of the Plan and that your refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. The Controller of personal data processing is Amgen Inc., with registered offices at One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., and, pursuant to Legislative Decree no. 196/2003, its Representative in Italy for privacy purposes is Amgen Dompe S.p.A., with registered offices at Via Tazzoli, 6 – 20154 Milan, Italy.

You understand that Data will not be publicized, but it may be transferred to banks, other financial institutions, or brokers involved in the management and administration of the Plan. You understand that Data may also be transferred to the independent registered public accounting firm engaged by the Company. You further understand that the Company and/or any Affiliate will transfer Data among themselves as necessary for the purpose of implementing, administering and managing your participation in the Plan, and that the Company and/or any Affiliate may each further transfer Data to third parties assisting the Company in the implementation, administration, and management of the Plan, including any requisite transfer of Data to a broker or other third party with whom you may elect to deposit any shares of Common Stock acquired at vesting of the option. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing your participation in the Plan. You understand that these recipients may be located in or outside the European Economic Area, such as in the United States or elsewhere. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Data as soon as it has completed all the necessary legal obligations connected with the management and administration of the Plan.

You understand that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The processing activity, including communication, the transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require your consent thereto, as the processing is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan. You understand that, pursuant to Section 7 of the Legislative Decree no. 196/2003, you have the right to, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the Data processing.

Furthermore, you are aware that Data will not be used for direct-marketing purposes. In addition, Data provided can be reviewed and questions or complaints can be addressed by contacting your local human resources representative.

APPENDIX A-7

Acknowledgement of Nature of Agreement. By accepting any Stock Awards granted hereunder, you acknowledge that (1) you have received a copy of the Plan, the applicable Agreement and this Appendix; (2) you have reviewed the applicable documents in their entirety and fully understand the contents thereof; and (3) you accept all provisions of the Plan, the applicable Agreement and this Appendix.

For any Option granted, you further acknowledge that you have read and specifically and explicitly approve, without limitation, the following Sections of the Option Agreement: Section V, Section IX (as replaced by the above consent), Section X, Section XII, Section XIV, and Section XVI.

For any RSUs granted, you further acknowledge that you have read and specifically and explicitly approve, without limitation, the following Sections of the RSU Agreement: Section III, Section IX, Section X, Section XII (as replaced by the above consent), and Section XIV.

For any Performance Units granted, you further acknowledge that you have read and specifically and explicitly approve, without limitation, the following Sections of the Performance Agreement: Section III, Section V, Section VIII, Section XIII (as replaced by the above consent), and Section XV.

MEXICO

TERMS AND CONDITIONS

Acknowledgement of the Agreement. In accepting any Stock Awards granted hereunder, you acknowledge that you have received a copy of the Plan, have reviewed the Plan and the applicable Option Agreement, RSU Agreement and/or Performance Units Agreement, including this Appendix, in their entirety and fully understand and accept all provisions of the Plan and the Agreement, including this Appendix. You further acknowledge that you have read and specifically and expressly approve the terms and conditions of Section XII of the Option Agreement, Section X of the RSU Agreement and/or Section VIII of the Performance Units Agreement, as applicable, in which the following is clearly described and established:

(1)	Your participation in the Plan does not constitute an acquired right.

(2)	The Plan and your participation in the Plan are offered by Amgen Inc. on a wholly discretionary basis.

(3)	Your participation in the Plan is voluntary.

(4)	Amgen Inc. and its Affiliates are not responsible for any decrease in the value of the option granted and/or shares of Common Stock issued under the Plan.

Labor Law Acknowledgement and Policy Statement. In accepting any Stock Awards granted hereunder, you expressly recognize that Amgen Inc., with registered offices at One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., is solely responsible for the administration of the Plan and that your participation in the Plan and acquisition of shares of Common Stock do not constitute an employment relationship between you and Amgen Inc. since you are participating in the Plan on a wholly commercial basis and your sole employer is Amgen Latin America Services, S.A. de C.V. (“Amgen-Mexico”). Based on the foregoing, you expressly recognize that the Plan and the benefits that you may derive from participation in the Plan do not

APPENDIX A-8

establish any rights between you and your employer, Amgen-Mexico, and do not form part of the employment conditions and/or benefits provided by Amgen-Mexico and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your employment.

You further understand that your participation in the Plan is as a result of a unilateral and discretionary decision of Amgen Inc.; therefore, Amgen Inc. reserves the absolute right to amend and/or discontinue your participation in the Plan at any time without any liability to you.

Finally, you hereby declare that you do not reserve to yourself any action or right to bring any claim against Amgen Inc. for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and you therefore grant a full and broad release to Amgen Inc., its Affiliates, shareholders, officers, agents or legal representatives with respect to any claim that may arise.

Spanish Translation

Reconocimiento del Otorgamiento. Al aceptar cualquier Otorgamiento de Acciones bajo el presente documento, usted reconoce que ha recibido una copia del Plan, que ha revisado el mismo en su totalidad, así como también el Acuerdo de Opción, el Acuerdo de Unidades y/o el Acuerdo de Rendimiento de Unidades, que sean aplicables, incluyendo este Apéndice, además que comprende y está de acuerdo con todas las disposiciones tanto del Plan y del Otorgamiento, incluyendo este Apéndice. Asimismo, usted reconoce que ha leído y manifiesta específicamente y expresamente la conformidad con los términos y condiciones establecidos en la Sección XII del Acuerdo de Opción, la Sección X del Acuerdo de Unidades y/o la Sección VIII del Acuerdo de Rendimiento de Acciones, según sea aplicable, en los que se establece y describe claramente que:

(1)	Su participación en el Plan de ninguna manera constituye un derecho adquirido.

(2)	El Plan y su participación en el mismo son ofrecidos por Amgen Inc. de forma completamente discrecional.

(3)	Su participación en el Plan es voluntaria.

(4)	Amgen Inc. y sus Afiliados no son responsables de ninguna disminución en el valor de la opción otorgada y/o de las Acciones Comunes emitidas mediante el Plan.

Reconocimiento de la Ley Laboral y Declaración de Política. Al aceptar cualquier Otorgamiento de Acciones bajo el presente, usted reconoce expresamente que Amgen Inc., con oficinas registradas localizadas en One Amgen Center Drive, Thousand Oaks, California 91320, U.S.A., es la única responsable de la administración del Plan y que su participación en el mismo y la adquisición de Acciones Comunes no constituyen de ninguna manera una relación laboral entre usted y Amgen Inc., debido a que su participación en el Plan es únicamente una relación comercial y que su único empleador es Amgen Latin America Services, S.A. de C.V. (“Amgen-México”). Derivado de lo anterior, usted reconoce expresamente que el Plan y los beneficios a su favor que pudieran derivar de la participación en el mismo, no establecen ningún derecho entre usted y su empleador, Amgen – México, y no forman parte de las condiciones laborales y/o los beneficios otorgados por Amgen – México, y cualquier modificación del Plan o la terminación del mismo no constituirá un cambio o desmejora de los términos y condiciones de su trabajo.

APPENDIX A-9

Asimismo, usted entiende que su participación en el Plan es resultado de la decisión unilateral y discrecional de Amgen Inc., por lo tanto, Amgen Inc. se reserva el derecho absoluto de modificar y/o descontinuar su participación en el Plan en cualquier momento y sin ninguna responsabilidad para usted.

Finalmente, usted manifiesta que no se reserva ninguna acción o derecho que origine una demanda en contra de Amgen Inc., por cualquier compensación o daños y perjuicios, en relación con cualquier disposición del Plan o de los beneficios derivados del mismo, y en consecuencia usted exime amplia y completamente a Amgen Inc. de toda responsabilidad, como así también a sus Afiliadas, accionistas, directores, agentes o representantes legales con respecto a cualquier demanda que pudiera surgir.

NETHERLANDS

TERMS AND CONDITIONS

Nature of Agreement. This provision supplements Section XII of the Option Agreement, Section X of the RSU Agreement and Section VIII of the Performance Units Agreement:

By accepting any Stock Awards granted hereunder, you acknowledge and agree that (i) any Stock Awards granted hereunder are intended as an incentive for you to remain employed with your Employer and are not intended as remuneration for labor performed; (ii) any Stock Awards granted hereunder are not intended to replace any pension rights or compensation; and (iii) the benefits under the Plan will not automatically transfer to another corporation in the case of a merger, take-over or transfer of liability.

NOTIFICATIONS

Securities Law Notification. You should be aware of Dutch insider-trading rules, which may impact the exercise of any Option granted hereunder and the sale of shares of Common Stock acquired under the Plan. In particular, you may be prohibited from effectuating certain transactions if you have insider information regarding the Company.

By accepting any Stock Awards granted hereunder and participating in the Plan, you acknowledge having read and understood this Securities Law Notification and further acknowledge that it is your responsibility to comply with the following Dutch insider trading rules:

Under Article 46 of the Act on the Supervision of the Securities Trade 1995, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is knowledge of a detail concerning the issuer to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price.

Given the broad scope of the definition of inside information, certain employees of the Company working at an Affiliate in the Netherlands (including person eligible to participate in the Plan) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when in possession of such inside information.

APPENDIX A-10

POLAND

NOTIFICATIONS

Exchange Control Notification. Polish residents holding foreign securities (including shares of Common Stock) and maintaining accounts abroad must report information to the National Bank of Poland on transactions and balances of the securities and cash deposited in such accounts if the value of such transactions or balances exceeds €10,000. If required, the reports are due on a quarterly basis by the 20th day following the end of each quarter. The reports are filed on special forms available on the website of the National Bank of Poland.

PORTUGAL

NOTIFICATIONS

Exchange Control Notification. If you do not hold the shares of Common Stock acquired under the Plan with a Portuguese financial intermediary, you may need to file a report with the Portuguese Central Bank. If the shares are held by a Portuguese financial intermediary, it will file the report for you.

RUSSIA

TERMS AND CONDITIONS

Securities Law Requirements. Any Stock Awards granted hereunder, the applicable Option Agreement, RSU Agreement and/or Performance Units Agreement, including this Appendix, the Plan and all other materials you may receive regarding your participation in the Plan or any Stock Awards granted hereunder do not constitute advertising or an offering of securities in Russia. The issuance of shares of Common Stock under the Plan has not and will not be registered in Russia; therefore, such shares may not be offered or placed in public circulation in Russia.

In no event will shares of Common Stock acquired under the Plan be delivered to you in Russia; all shares of Common Stock will be maintained on your behalf in the United States.

You are not permitted to sell any shares acquired under the Plan directly to a Russian legal entity or resident.

NOTIFICATIONS

Exchange Control Notification. If you remit funds out of Russia to purchase shares of Common Stock, the funds must be remitted from a foreign currency account in your name at an authorized bank in Russia. This requirement does not apply if you use a cashless exercise procedure such that all or part of the shares subject to the option granted hereunder are sold immediately upon exercise and the proceeds of sale remitted to the Company to cover the exercise price for the purchased shares and any Tax Obligations because, in this case, there is no remittance of funds out of Russia.

With respect to any shares acquired under the Plan, you must repatriate the proceeds from the sale of such shares and any dividends received in relation to such shares to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to you through a foreign currency account opened in your name at an

APPENDIX A-11

authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing; and (iv) the Russian tax authorities must be given notice of the account balances of such foreign accounts as of the beginning of each calendar year.

SLOVAKIA

NOTIFICATIONS

Exchange Control Information. You are required to notify the Slovak National Bank with respect to the establishment of accounts abroad within 15 days of the end of the calendar year. The notification forms may be found at the Slovak National Bank website (www.nbs.sk). You should consult your personal legal advisor to determine which forms you must submit and when such forms will be due.

SPAIN

TERMS AND CONDITIONS

Labor Law Acknowledgement. The following provision supplements Section XII of the Option Agreement, Section X of the RSU Agreement and Section VIII of the Performance Units Agreement:

By accepting any Stock Awards granted hereunder, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan.

You understand that the Company has unilaterally, gratuitously and in its sole discretion decided to grant any Stock Awards under the Plan to individuals who may be employees of the Company or its Affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any Stock Awards granted will not economically or otherwise bind the Company or any of its Affiliates on an ongoing basis other than as expressly set forth in the applicable Option Agreement, RSU Agreement or Performance Units Agreement, including this Appendix. Consequently, you understand that any Stock Awards granted hereunder are given on the assumption and condition that they shall not become a part of any employment contract (either with the Company or any of its Affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of Stock Awards since the future value of any Stock Awards and the underlying shares of Common Stock is unknown and unpredictable. In addition, you understand that any Stock Awards granted hereunder would not be made but for the assumptions and conditions referred to above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Stock Awards or right to Stock Awards shall be null and void.

NOTIFICATIONS

Exchange Control Notification. When receiving foreign currency payments derived from the ownership of shares (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide

APPENDIX A-12

the institution with the following information: (i) your name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment and the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

If you acquire shares of Common Stock under the Plan and wish to import the ownership title of such shares (i.e., share certificates) into Spain, you must declare the importation of such securities to the Direccion General de Política Comercial y de Inversiones Extranjeras (“DGPCIE”).

SWITZERLAND

NOTIFICATIONS

Securities Law Notification. Any Stock Awards offered hereunder are considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

UNITED KINGDOM

TERMS AND CONDITIONS

Tax Withholding. This provision supplements Section V of the Option Agreement, Section III of the RSU Agreement and Section V of the Performance Units Agreement:

If payment or withholding of the Tax Obligations is not made within 90 days of the relevant taxable event (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected Tax Obligations will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the HM Revenue and Customs official rate of interest and will be immediately due and repayable, and that the Company or the Employer may recover it at any time thereafter by any of the means specified in the Section III of the Agreement.

Notwithstanding the foregoing, if you are an officer or a member of the Board (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the terms of this provision will not apply to you. In the event that you are an officer or a member of the Board and Tax Obligations are not collected from or paid by you by the Due Date, the amount of any uncollected Tax Obligations may constitute a benefit to you on which additional income tax and national insurance contributions may be payable; in this case, you agree that, to the extent required under U.K. law, the Company and/or the Employer may collect any income tax and national insurance contributions due on this additional benefit from you by any of the means specified in Section V of the Option Agreement, Section III of the RSU Agreement and/or Section V of the Performance Units Agreement, as applicable.

Joint Election. As a condition of participating in the Plan and vesting in any Stock Awards granted hereunder, you acknowledge and agree that you shall be liable for the Secondary Class 1 National Insurance Contributions which may be payable by the Company or the Employer (or by any successor to the Company or the Employer) with respect to the acquisition of shares pursuant to any Stock Awards, the assignment or release of any Stock Awards for consideration, or the receipt of any other benefit in connection with the Stock Awards and that liability for the Secondary Class 1 National Insurance Contribution payments shall be transferred to you to the fullest extent permitted by law.

APPENDIX A-13

Without limitation to the above, you agree to make an election, in the form specified and/or approved for such election by HM Revenue & Customs, that the liability for the Secondary Class 1 National Insurance Contribution payments on any such gains shall be transferred to you (the “Election”). You further agree to execute such other elections as may be required between you and any successor to the Company and/or the Employer. You hereby authorizes the Company and the Employer to withhold such Secondary Class 1 National Insurance Contributions by any of the means set forth in Section V of the Option Agreement, Section III of the RSU Agreement and/or Section V of the Performance Units Agreement, as applicable.

If you do not make an Election, if approval of the Election has been withdrawn by HM Revenue and Customs, or if such Election is jointly revoked by you and the Company or the Employer, as applicable, any Stock Awards granted hereunder shall, at the discretion of the Company, without any liability to the Company or the Employer, cease vesting and become null and void.

APPENDIX A-14